Investor Contact:	Media Contact:
MIPS Technologies, Inc. Investor Relations Bonnie Gardiner +650-567-7007 bonnieg@mips.com	MIPS Technologies, Inc. Corporate Communications Kathleen Matthews +650-567-5035 matthews@mips.com

MIPS Technologies Announces Preliminary First Quarter Revenue Results

MOUNTAIN VIEW, Calif., October 4, 2005 — MIPS Technologies, Inc. (NASDAQ: MIPS), today announced preliminary revenue results for the first quarter of fiscal year 2006. For the quarter ending September 30, 2005, the company expects to report revenue of $11.8 million to $12.0 million compared to $14.3 million in the prior quarter.

“Although royalty revenues were better than expected, it was not enough to offset a disappointing contract revenue shortfall,” noted John Bourgoin, president and CEO of MIPS Technologies. “A number of our customers delayed their investment decisions, especially for deal values in excess of $1,000,000. This slowdown has reduced the number and the corresponding dollar value of agreements completed in the quarter.” The company will provide more details during the first quarter earnings call.

All statements relating to the company’s first quarter financial performance contained in this release are preliminary and may change based on the company’s management and independent auditors completion of customary quarterly closing and review procedures.

MIPS Technologies will report results for the first quarter of fiscal 2006 on October 20, 2005 after the close of the market. The company invites you to listen to management’s discussion of Q1 results and Q2 guidance in a live conference call on October 20, 2005 beginning at 1:45 p.m. Pacific. Conference call number is 1-719-457-2650. Replay number is 1-719-457-0820 and will be available for five business days, beginning shortly after the end of the conference call. The access code is 1764953.

MIPS Technologies, Inc.
MIPS Technologies, Inc. is a leading provider of industry standard processor architectures and cores for digital consumer and business applications. The company drives the broadest architectural alliance that is delivering 32- and 64-bit embedded RISC solutions. The company licenses its intellectual property to semiconductor companies, ASIC developers, and system OEMs. MIPS Technologies, Inc. and its licensees offer the widest range of robust, scalable processors in standard, custom, semi-custom and application-specific products. MIPS Technologies, Inc. is based in Mountain View, California, and can be reached at 650-567-5000 or www.mips.com.

This press release contains forward-looking statements, including those regarding MIPS Technologies’ revenue expectations. Actual events or results may differ materially from those anticipated in these forward looking statements as a result of a number of different risk and uncertainties, including but not limited to: our products may fail to achieve market acceptance, changes in our research and development expenses, the anticipated benefits of our partnering relationships may be more difficult to achieve than expected, the timing of or delays in customer orders, delays in the design process, the length of MIPS Technologies’ sales cycle, MIPS Technologies’ ability to develop, introduce and market new products and product enhancements, and the level of demand for semiconductors and end-user products that incorporate semiconductors. For a further discussion of risk factor affecting our business, we refer you to the documents we file from time to time with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended June 30, 2005 and subsequent Forms 10-Q and 8-K.